Exhibit 4.6
THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR OTHERWISE IN ACCORDANCE WITH APPLICABLE LAW.
AMENDED AND RESTATED WARRANT TO PURCHASE STOCK

Company:	Kaltura, Inc.
Number of Shares:	68,965
Class of Stock:	Series E Preferred Stock, $0.0001 par value per share
Initial Exercise Price:	$10.15 per share
Issue Date:	May 15, 2014
Amendment Date:	November 8, 2018
Expiration Date:	October 28, 2025, subject to Section 5.1

WHEREAS, the Company previously issued a Warrant to Purchase Stock, exercisable for shares of the Company, to Holder for 68,965 shares of Series E Preferred Stock (the “Original Warrant”);
WHEREAS, the Company and Holder have agreed to execute this Amended and Restated Warrant to Purchase Stock (the “Warrant”) to amend and restate the Original Warrant; and
WHEREAS, this Warrant shall be given in amendment and restatement, but not in extinguishment or novation of the Original Warrant.
THIS WARRANT CERTIFIES THAT, for value received, receipt of which is hereby acknowledged, ORIX Finance Equity Investors, LP, a Delaware limited partnership (“Holder”), is entitled to purchase the number of fully paid and nonassessable shares of the Class of Stock (the “Shares”) of Kaltura, Inc., a Delaware corporation (the “Company”), at the initial exercise price per Share (the “Warrant Price”) set forth above, as constituted on the date hereof and as adjusted pursuant to the other terms of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. This Warrant is being issued pursuant to the Second Amended and Restated Loan and Security Agreement between the Company and ORIX Growth Capital, LLC, a Delaware limited liability company (“ORIX”), dated as of October 28, 2015, as further amended by that certain Waiver, Consent and First Amendment to Second Amended and Restated Loan and Security Agreement, dated as of July 22, 2016, that certain Waiver, Consent and Second Amendment to Second Amended and Restated Loan and Security Agreement, dated as of October 31, 2017, and the Third Amendment to Second Amended and Restated Loan and Security Agreement, dated as of November 8, 2018 (as amended, restated, supplemented or otherwise modified, the “Loan Agreement”). (Capitalized terms used herein, which are not defined, shall have the meanings set forth in the Loan Agreement.)

ARTICLE 1.SHARES; EXERCISE.
1.1Number of Shares. The number of Shares initially subject to this Warrant shall initially be the number of Shares set forth above.
1.2Method of Exercise. Holder may exercise this Warrant by delivering (including a facsimile transmission) a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.3, Holder shall also deliver to the Company the aggregate Warrant Price for the Shares being purchased (i) by wire transfer or by check, or (ii) by notice of cancellation of indebtedness of the Company to Holder, or (iii) a combination of (i) and (ii).
1.3Conversion Right. In lieu of exercising this Warrant as specified in Section 1.2, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon the proposed whole or partial exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.6 below.
1.4Effective Date of Exercise. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above. The person entitled to receive the Shares issuable upon exercise of this Warrant, as designated in the Notice of Exercise in substantially the form attached as Appendix 1, shall be treated for all purposes as the holder of record of such Shares as of the close of business on the date the Holder is deemed to have exercised this Warrant.
1.5No Rights of Shareholder. This Warrant does not entitle Holder to any voting rights as a shareholder of the Company prior to the exercise hereof. Upon exercise hereof, as set forth herein, the Holder shall be deemed to be a shareholder of the Company holding the number of Shares as to which this Warrant has been exercised on the date the Notice of Exercise in substantially the form attached as Appendix 1 has been received by the Company at the principal office of the Company with any payment or other documents called for by the terms hereof.
1.6Fair Market Value. If the Shares or the Company’s shares of Common Stock issuable upon conversion of the Shares are traded in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the “price to public” per share price specified in the final prospectus relating to such offering). If the Shares are not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm or third party appraiser to undertake such valuation. If the Company and Holder are unable to agree on such investment banking firm or appraiser, then the Holder shall select three reputable investment banking firms and/or appraisers, and from those three firms the Company shall select one to undertake such valuation. If the valuation of such investment banking firm or appraiser is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm or appraiser shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.
1.7Delivery of Certificate and New Warrant. Promptly after Holder duly exercises or converts this Warrant in accordance with its terms, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired shall be delivered to Holder.
1.8Replacement of Warrants. On receipt of a duly executed affidavit of an officer of the Holder of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.
1.9Acquisition of the Company. Upon the closing of any Acquisition, other than an Acquisition which constitutes a Qualified Sales Transaction (as defined in Section 5.1), the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable (as of immediately prior to such closing) upon exercise of the unexercised portion of this Warrant as if such Shares were issued and outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly. As used herein, “Acquisition” means any sale, transfer, assignment or other disposition of all or substantially all of the assets or equity securities of the Company, or any reorganization, consolidation or merger of the Company in which holders of the Company’s outstanding voting securities as of immediately before such transaction (for such purpose treating all outstanding options and warrants to purchase voting securities of the Company as having been exercised and treating all outstanding debt and equity securities convertible into voting securities of the Company as having been converted) beneficially own less than a majority of the outstanding voting securities of the surviving entity as of immediately after the transaction. Notwithstanding the foregoing, Holder agrees that, in the event of an Acquisition, Holder shall be entitled to require the successor or surviving entity to purchase this Warrant upon the closing of the Acquisition, subject to the same terms as other holders of the same class of securities of the Company participating in the Acquisition as if the Warrant were exercised and Holder held the Shares prior to the closing of the Acquisition, for an amount equal to the aggregate consideration Holder would have received in consideration for the Shares issued upon exercise of this Warrant in connection with the Acquisition had Holder exercised this Warrant immediately prior to the record date for determining such consideration to the security holders, minus the aggregate Warrant Price for such Shares.

1.10Automatic Exercise Prior to Expiration. To the extent this Warrant is not previously exercised as to all of the Shares subject hereto, and if upon the Expiration Date the fair market value (as determined pursuant to Section 1.6 above) of one Share is greater than the Warrant Price then in effect, this Warrant shall be deemed automatically exercised with respect to all Shares for which it shall not previously have been exercised or converted pursuant to Section 1.3 above (even if not surrendered) immediately before its Expiration Date as set forth in this Warrant. For purposes of such automatic exercise, the fair market value of one Share upon such expiration shall be determined pursuant to Section 1.6 above. To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section, the Company agrees to promptly notify the holder hereof of the number of Shares, if any, the holder hereof is to receive by reason of such automatic exercise.
1.11Certain Agreements. Upon any exercise or conversion of this Warrant, Holder shall, if the Company so requests in writing, become a party to, by execution and delivery to the Company of a counterpart signature page, joinder agreement, instrument of accession or similar instrument, the Company’s then-effective investor rights agreement, voting agreement stockholders agreement and/or each other agreement entered into among the Company and the holders of the outstanding shares of the Class, solely with respect to the Shares issued upon such exercise or conversion (and the shares of Common Stock, if any, issued upon conversion of such Shares), solely to the extent that all holders of outstanding shares of the Class are then parties thereto, and solely to the extent each such agreement(s) is then by its terms in force and effect.
ARTICLE 2.ADJUSTMENTS TO THE SHARES.
2.1Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its outstanding shares of Stock payable in Common Stock or other securities, or subdivides the outstanding shares of Stock into a greater amount of shares of Stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.
2.2Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to Common Stock pursuant to the terms of the Company’s Certificate of Incorporation. After the occurrence of such an event, the Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new

Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.
2.3Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.
2.4Price Adjustment. If, at any time after the date of the Warrant and prior to the exercise or conversion of this Warrant, the Company issues additional common shares (including shares of Common Stock ultimately issuable upon conversion of a security convertible into Common Stock, other than the exclusions set forth in the Company’s Certificate of Incorporation) and the consideration per additional common share is less than the Warrant Price in effect immediately before such issue, the price at which the Shares to be issued upon exercise of this Warrant are converted to Common Stock shall be adjusted in accordance with the treatment of the series of securities of which the Shares are part under the Company’s Certificate of Incorporation in effect on the Issue Date; provided, however, that in any such event and notwithstanding anything to the contrary herein or in the Company’s Certificate of Incorporation, the Warrant Price shall not be adjusted.
2.5No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.
2.6Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder a cash amount computed by multiplying the fractional interest by the fair market value of a full Share.
2.7Certificate as to Adjustments; Other Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price. If any change in the outstanding securities of the Company or any other event occurs, as to which the other provisions of this Article 2 are not strictly applicable, or if strictly applicable would not fairly protect the purchase rights of the Holder in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares subject to this Warrant, the Warrant Price or the application of such provisions, so as to protect such purchase rights as aforesaid and to give the Holder, upon exercise for the same aggregate Warrant Price, the total number, class and kind of securities as it would have owned had the Warrant been exercised prior to the event and had it continued to hold such securities until after the event requiring the adjustment.
ARTICLE 3.REPRESENTATIONS AND COVENANTS OF THE COMPANY.
3.1Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:
(a)The initial Warrant Price hereunder is not greater than the price per share at which the Shares were last issued in an arm’s length transaction.
(b)All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance in accordance with the terms hereof (including, without limitation, payment of the aggregate Warrant Price), be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein, under the agreements described in Article 1.11 above, if then applicable, or under applicable federal and under applicable federal and state securities laws. The Company shall, at all times, reserve a sufficient number of Shares and of shares of Common Stock for issuance upon Holder’s exercise of its rights hereunder and conversion of the Shares.
(c)The Capitalization Table attached hereto as Exhibit A is true and complete as of the Issue Date.
3.2Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its Common Stock or any of its preferred stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of Common Stock or any of its preferred stock; (d) to merge or consolidate with or into any other corporation, or sell, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company’s securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of Common Stock, or preferred stock as the case might be, will be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.
3.3Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all notices or other written communications to the shareholders of the Company, (b) annual financial statements, audited by independent certified public accountants, within one hundred and eighty (180) days after the end of each fiscal year of the Company, (c) a Company-prepared unaudited quarterly financial statement of the Company, within forty-five (45) days after the end of each fiscal quarter of the Company, and (d) a Company-prepared monthly financial statement of the Company, within thirty (30) days after the end of each month.
3.4Registration under Securities Act of 1933, as amended. The Company agrees that with respect to the Shares or, if the Shares are convertible into Common Stock of the Company, such Common Stock, Holder shall have certain incidental, or “Piggyback,” and S-3 registration rights set forth in the Company’s Fifth Amended and Restated Investor Rights Agreement dated as of January 10, 2014, as the same is in effect on the date hereof and as may be amended from time to time in accordance with its terms (the “Investor Rights Agreement”). In the event of any subsequent changes to said Investor Rights Agreement relating to the foregoing registration rights which would be advantageous to the Holder, the Holder shall have the benefit of such changes, but no changes to said Agreement which would be less advantageous to the Holder shall be binding on the Holder unless such changes affect the rights associated with the Shares in the same manner as such changes affect the rights associated with all other shares of the Class whose holders are parties thereto, in which event such changes shall be binding on the Holder without any requirement for its consent. Holder agrees that if this Warrant is exercised or converted into Shares, it shall, upon the Company’s request, become a party to the applicable sections of the Investor Rights Agreement for purposes of further implementing the foregoing registration rights.
ARTICLE 4.REPRESENTATIONS, WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:
4.1Purchase for Own Account. Except for transfers to Holder’s affiliates, this Warrant and the securities to be acquired upon exercise of this Warrant by the Holder will be acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the 1933 Act, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.
4.2Disclosure of Information. The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.
4.3Investment Experience. The Holder: (i) has experience as an investor in securities, and acknowledges that the Holder is able to fend for itself, can bear the economic risk of the Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk.
4.4Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act.
4.5The Act. Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.
4.6Market “Stand-Off.” Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) or, if required by such underwriter, such longer period of time as is necessary to enable such underwriter to issue a research report or make a public appearance that relates to an earnings release by the Company within fifteen (15) days before or after the date that is one hundred eighty (180) days after the effective date of the registration statement relating to such offering, but in any event not to exceed two hundred ten (210) days following the effective date of the registration statement relating to such offering, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or other securities, in cash, or otherwise. The foregoing provisions of this Article 4.6 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holder only if all Company officers, directors, and stockholders individually owning one percent (1%) or more of the Company’s common stock are subject to the same restrictions.
ARTICLE 5.MISCELLANEOUS
5.1Term. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, if the Company completes either a (a) Qualified Public Offering; or (b) Qualified Sales Transaction, then the Expiration Date shall automatically be accelerated to the date of the closing of such Qualified Public Offering or Qualified Sales Transaction, as the case may be, and this Warrant shall automatically expire and terminate on and as of the closing of such Qualified Public Offering or Qualified Sales Transaction, to the extent not exercised or converted prior to such closing. For the avoidance of doubt, Holder shall be entitled to exercise (pursuant to Section 1.2) or convert (pursuant to Section 1.3) this Warrant on the Expiration Date immediately prior to the closing of such Qualified Public Offering or Qualified Sales Transaction, as the case may be. As used herein, a “Qualified Public Offering” means the Company’s first sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended having a price per share equal to or greater than 1.5 times the Warrant Price. As used herein, “Qualified Sales Transaction” means an Acquisition consisting of a sale or disposition of all or substantially all of the equity securities of the Company for which the consideration is cash and/or equity securities publicly-traded on a nationally-recognized exchange in the United States (i.e. not over the counter or “pink sheet” listed securities), the London Stock Exchange, the Tokyo Stock Exchange, the Shanghai Stock Exchange, or the Hong Kong Stock Exchange, issued by the acquiring entity (“Publicly-Traded Securities”) or a reorganization, consolidation or merger of the Company for which the consideration is all cash and/or Publicly-Traded Securities.
5.2Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:
THIS SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAW OR AS PERMITTED UNDER APPLICABLE LAW.
5.3Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company).
5.4Transfer Procedure. Subject to the provisions of Section 5.2 and Section 5.3, Holder may transfer all or part of this Warrant (or subject to the provisions of the agreements described in Article 1.11 above, if then applicable) the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). The Company may refuse to transfer this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) to any person who directly competes with the Company, unless, in either case, the stock of the Company is publicly traded.
5.5Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, to such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or the Holder from time to time.
5.6Waiver; Amendment. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.
5.7Issue Tax. The issuance of the securities subject to this Warrant shall be made without charge to the Holder for any issue tax (other than applicable income taxes) in respect thereof.
5.8Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs reasonably incurred in such dispute, including reasonable attorneys’ fees.
5.9Governing Law. This Warrant and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of Holder and Company shall be governed by, and construed in accordance with the internal laws (and not the conflict of laws rules) of the State of Delaware.
[Signatures on Next Page]

[Signature Page—Warrant to Purchase Stock]

Company:

Kaltura, Inc.

By	/s/ Yaron Garmazi
Name	Yaron Garmazi
Title	CFO

Holder:

ORIX Finance Equity Investors, LP, a Delaware limited partnership

By	/s/ Mark Campbell
Name	Mark Campbell
Title	Authorized Representative

APPENDIX 1
NOTICE OF EXERCISE
1.The undersigned hereby elects to purchase ________ shares of the Series ____ Preferred Stock of Kaltura, Inc. pursuant to the terms of Section 1.2 of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.
2.The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in Section 1.3 of the attached Warrant. This conversion is exercised with respect to _____________________ of the Shares covered by the Warrant.
[Strike paragraph that does not apply.]
3.Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:
__________________________
__________________________
__________________________
4.The undersigned represents it is acquiring the Shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as of the date hereof.

(Signature)

Date

Exhibit A
Capitalization Table
[See Attached.]